Exhibit 99.1

Contact: John Jordan

Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS REPORTS FIRST QUARTER RESULTS

-- Company Bolsters Cash Position Resulting From New Optiwave 980 Agreement --

-- Improved Cash Position Enables Increased Pursuit of PLC’s Strategic Growth Initiative --

Franklin, MA, May 3, 2006 — PLC Systems Inc. (AMEX: PLC), a leader in cardiac laser technologies, today reported financial results for the three months ended March 31, 2006.  First quarter total revenues were $1,889,000 compared with $1,943,000 in the first quarter of 2005.  Net income for the first quarter of 2006 was $1,291,000, or $.04 per share, compared to a net loss of $184,000, or $.01 per share, in the first quarter of 2005.  PLC’s increase in net income resulted primarily from a $1,432,000 gain on the sale of its Optiwave 980 disposable handpiece manufacturing and development rights to Edwards Lifesciences.

In March 2006 PLC and Edwards restructured the February 2004 Optiwave 980 contract.  As a result of the new agreement, PLC received $1.5 million in consideration for selling to Edwards the Optiwave 980 disposable handpiece manufacturing and development rights.  PLC remains the exclusive manufacturer for the current generation of Optiwave 980 lasers and has a right of first refusal to develop and manufacture the next generation technology.  In addition, Edwards has agreed to pay PLC up to $1.7 million in royalties based on future Optiwave 980 disposable handpiece revenue.

 “We believe the restructured Optiwave agreement is very beneficial for PLC and its shareholders,” stated Mark R. Tauscher, president and CEO of PLC Systems.  “We enter the second quarter of 2006 with more than $10 million in cash and short-term investments, which enables us to increase our focus and our resources on our internal growth initiative.”

During the first quarter of 2006, PLC shipped seven CO2 Heart Lasers (HL2) to United States hospitals through Edwards Lifesciences, PLC’s exclusive U.S. sales and marketing partner.  Three of the seven HL2 shipments were new lasers and four were redeployed lasers.  PLC ended the first quarter of 2006 with 187 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 145 HL2 customers and 42 HL1 customers.  In addition, PLC shipped one HL2 to an international customer during the first quarter.

During the first quarter of 2006, a total of 506 disposable kits were shipped worldwide by Edwards and the Company.  Edwards delivered 491 of these kits to United States hospitals and PLC shipped 15 disposable kits to international customers.  In comparison, a total of 489 disposable kits were delivered worldwide during the quarter ended March 31, 2005.  Edwards delivered 439 of these kits to United States hospitals and PLC shipped 50 disposable kits to international hospitals.

Commenting on the first quarter TMR results, Tauscher said that “The current quarter’s 12 percent increase in domestic disposable kit shipments over the first quarter of 2005 is an encouraging sign.  This increase enabled PLC to report worldwide disposable kit shipments of more than 500 kits for the fourth consecutive quarter.”

In conjunction with announcing first quarter results, PLC Systems will be hosting a conference call today, May 3, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 329-9097 at least 5 minutes prior to the start of the call.  The passcode is: 24739820.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s Website at www.plcmed.com.  A recording of the conference call will be available for the next month on PLC’s Website.

About PLC Systems Inc.

PLC Systems is a medical technology company specializing in innovative technologies for the cardiac and vascular markets.  Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System, sold and marketed by Edwards Lifesciences, that cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may not earn royalties under the modified business agreement with Edwards, our new strategic growth initiative may not result in saleable products, we may be unable to successfully develop or manufacture products under our agreements with Edwards; Edwards may decide not to pursue or continue the sales and marketing activities for these products; Edwards may be unsuccessful in selling these products,  operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2005, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc.

Edwards Lifesciences, Edwards, and Optiwave 980 are trademarks of Edwards Lifesciences Corporation.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Product sales — Edwards	$1,176	$1,408
Product sales — other	304	150
Service fees — Edwards	364	311
Service fees — other	45	74
Total revenues	1,889	1,943

Cost of revenues:
Product sales — Edwards	363	485
Product sales — other	148	67
Service fees — Edwards	142	138
Service fees — other	38	38
Total cost of revenues	691	728

Gross profit	1,198	1,215

Operating expenses:
Selling, general and administrative	880	880
Research and development	533	571
Total operating expenses	1,413	1,451

Gain on sale of manufacturing asset	1,432	-

Income (loss) from operations	1,217	(236)

Other income, net	74	52

Net income (loss)	$1,291	$(184)

Basic and diluted income (loss) per share	$0.04	$(0.01)

Average shares outstanding:
Basic	30,080	30,068
Diluted	30,618	30,068

CONDENSED BALANCE SHEET

	March 31, 2006	December 31, 2005
Cash and short-term investments	$10,533	$9,460
Total current assets	13,179	12,008
Total assets	13,541	12,467
Total current liabilities	3,015	3,044
Shareholders' equity	6,850	5,543